Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The Registrant owns all of the issued and outstanding shares of capital stock of the following corporations:
Dongguan Ke Rui Furniture Co., Ltd., a China corporation
CR International, Inc., an Indiana corporation